Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – October 12, 2005

DATALINK REPORTS 2005 THIRD-QUARTER AND NINE-MONTH OPERATING RESULTS

Revenues Increase 22 Percent Over Prior Year

Live Webcast of Conference Call at 9:30 AM Central Time Today, October 12, 2005

MINNEAPOLIS – October 12, 2005 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended September 30, 2005, rose 22 percent to $31.2 million from $25.6 million for the prior-year period. Third-quarter revenues grew 9 percent sequentially from 2005 second-quarter revenues of $28.7 million. The company reported net earnings of $295,000, or $.03 per diluted share, compared to a net loss of $717,000, or $.07 per diluted share, in the 2004 third quarter.

The company had previously issued revenue guidance of $27 million to $31 million and estimated earnings of $.02 to $.10 per diluted share. The strong operating results led to higher variable incentive compensation and other expenses, which offset a portion of third-quarter profits.

Greg Meland, Datalink’s CEO, commented, “We were successful during the third quarter executing against our goal of sustainable profitable growth. We grew our business, attracted new enterprise-level customers, and maintained our profitability.”

According to Meland, the company’s accomplishments include:

•                  Year-to-date revenue growth of 21 percent versus the prior year. Datalink generated revenues of $100,000 or more from seven new enterprise-class customers during the third quarter — including a major $8.3 million win from a large financial services customer;

•                  Positive results from prior-year investments in the Texas and Southern California markets; and

•                  A strong level of business going forward — Datalink has an $18 million backlog for its fourth quarter.

For the nine-months ended September 30, 2005, revenues increased 21 percent to $81.2 million, from $67.3 million in the comparable 2004 period. Datalink’s 2005 nine-month net loss was $4.0 million, or $.38 per diluted share, and includes the previously announced one-time, non-cash first-quarter charge of $3.5 million, or $.34 per diluted share, related to subleasing a portion of the company’s corporate headquarters facility. The charge primarily represents the difference between the company’s original lease payment commitment (for the sublet portion of the facility) and the amount Datalink will receive from the sub-lessee over the remaining lease term. Datalink expects the sublease to reduce its facility expense by approximately $950,000 per year starting in 2005.

Excluding the sublease charge, Datalink’s net loss for the nine months was $458,000, or $.04 per diluted share, which is improved from a net loss of $3.6 million, or $.35 per diluted share, in the year-ago period.

Meland continued, “We are committed to growing our business to take advantage of the opportunities we see in the marketplace while prudently managing costs. Across the board, customers are seeking solutions that consolidate their storage infrastructure while reducing their costs. They are also increasingly looking for e-mail management and archiving solutions which more effectively address their regulatory compliance and data growth requirements. Datalink’s storage knowledge and expertise help customers identify and implement solutions which meet these growing business needs.”

Outlook

For the fourth quarter ending December 31, 2005, Datalink expects revenues to be between $27 million and $31 million, with earnings ranging from $.02 to $.10 per diluted share. The net amounts do not reflect any income tax benefit or expense.

Webcast

A live Webcast of the Datalink third-quarter results conference call is scheduled for today, October 12 at 9:30 a.m. Central Time and can be heard via Datalink’s Website at www.datalink.com.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated fourth quarter 2005 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

# # #

Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Dan Kinsella
Investor Relations Coordinator		Vice President Finance and Chief Financial Officer
Phone:	952-279-4794	Phone: 952-944-3462
Fax:	952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales:
Products	$22,106	$18,208	$55,679	$45,355
Services	9,127	7,425	25,536	21,945
Total net sales	31,233	25,633	81,215	67,300

Cost of sales:
Cost of product sales	16,759	14,437	42,280	35,750
Cost of service sales	6,417	5,328	17,505	15,442
Total cost of sales	23,176	19,765	59,785	51,192
Gross profit	8,057	5,868	21,430	16,108
Operating expenses:
Sales and marketing	3,714	3,089	10,845	8,850
General and administrative	2,333	2,409	7,124	7,918
Engineering	1,725	1,039	3,931	2,849
Charge for sublease reserve	—	—	3,502	—
Restructuring charges	—	—	—	(63)
Amortization of intangibles	66	66	196	196
	7,838	6,603	25,598	19,750
Earnings (loss) from operations	219	(735)	(4,168)	(3,642)
Interest income, net	76	18	208	54
Net earnings (loss)	$295	$(717)	$(3,960)	$(3,588)

Net earnings (loss) per common share
Basic	$0.03	$(0.07)	$(0.38)	$(0.35)
Diluted	$0.03	$(0.07)	$(0.38)	$(0.35)
Weighted average common shares outstanding:
Basic	10,323	10,272	10,308	10,263
Diluted	10,542	10,272	10,308	10,263

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$11,331	$12,663
Accounts receivable, net	14,709	11,485
Inventories	789	627
Deferred customer support contract costs	14,867	10,770
Inventories shipped but not installed	5,080	2,343
Other current assets	431	284
Total current assets	47,207	38,172
Property and equipment, net	2,768	3,134
Goodwill	5,500	5,500
Intangibles, net	29	225
Other assets	418	38
Total assets	$55,922	$47,069

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,066	$11,031
Accrued commissions	875	1,227
Accrued income taxes	72	109
Accrued sales and use tax	754	510
Accrued expenses, other	1,598	1,276
Sublease reserve current	550	—
Deferred revenue from customer support contracts	19,194	14,012
Total current liabilities	39,109	28,165
Deferred rent	285	392
Sublease reserve non-current	1,738	—
Total liabilities	41,132	28,557

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 10,325,541 and 10,282,545 shares issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	10	10
Additional paid-in capital	26,726	26,624
Deferred compensation	(171)	(307)
Accumulated deficit	(11,775)	(7,815)
Total stockholders’ equity	14,790	18,512
Total liabilities and stockholders’ equity	$55,922	$47,069

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004

Cash flows from operating activities:
Net loss	$(3,960)	$(3,588)
Adjustments to reconcile net loss to net cash provided by operating activities:

Provision for bad debts	27	21
Depreciation	989	1,414
Amortization of intangibles	196	196
Deferred rent	(107)	(89)
Charge for sublease reserve	3,502	—
Amortization of sublease reserve	(767)	—
Stock compensation expense	136	23
Changes in operating assets and liabilities:
Accounts receivable	(3,251)	(5,507)
Inventories	(2,899)	(1,212)
Deferred customer support contract costs/revenue, net	1,085	1,045
Accounts payable	5,035	3,425
Accrued expenses	177	683
Other	(527)	(46)
Net cash used in operating activities	(364)	(3,635)

Cash flows from investing activities:
Purchase of property and equipment	(1,070)	(247)
Net cash used in investing activities	(1,070)	(247)

Cash flows from financing activities:
Proceeds from issuance of common stock	102	99
Net cash provided by financing activities	102	99

Decrease in cash and cash equivalents	(1,332)	(3,783)
Cash and cash equivalents, beginning of period	12,663	12,565
Cash and cash equivalents, end of period	$11,331	$8,782